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                                                     EXHIBIT 23


      Consent of Independent Certified Public Accountants
      ---------------------------------------------------


          We consent to incorporation by reference herein of our reports dated February 1, 1994, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Mentor Graphics Corporation. Our reports refer to a change in the method of accounting for income taxes.


                              KPMG PEAT MARWICK LLP


December 30, 1994